Exhibit 10.2

June 15, 2016

Mr. Adam Scheer
753 Prospect Ave.
Princeton, NJ 08540

Dear Adam,

The purpose of this letter is to make certain changes to the terms of your employment contained in your offer letter dated October 1, 2015 (the “Offer Letter”). The changes are set forth below.

1.The paragraph in the Offer Letter headed Severance in the event of Termination Pursuant to a Change of Control is amended in its entirety to read as follows:

“Severance: In the event that your employment is terminated without Cause or for Good Reason (as defined in Appendix A), you will receive cash severance equal to twelve months’ base pay plus, if you elect COBRA coverage, reimbursement of the cost of your COBRA coverage for twelve months following your termination (but in no event later than the date you become eligible for coverage from another employer), subject to the release and other terms and conditions set forth below. Your right to receive the cash severance and COBRA reimbursement is conditioned on your execution and delivery to the Company of a general release substantially in the form annexed as Exhibit I hereto. The release must be delivered to the Company and become irrevocable within 60 days following the date your employment is terminated. You will not be entitled to receive the cash severance and COBRA reimbursement payments if the release condition is not satisfied in full by the end of such 60-day period. If you become entitled to cash severance, payment will be in the form of salary continuation payments for the twelve-month severance period, provided that, if your employment is terminated after a Change in Control as defined in Appendix A, such payment will be made in the form of a lump sum. If you become entitled to receive severance payments and COBRA reimbursement payments pursuant to this paragraph, such payments will begin or be made (as the case may be) within five business days following the date on which the release condition is satisfied, except that, if the 60-day period for satisfying the release condition straddles two calendar years, payment will begin or be made on January 2 of the second year or, if later, the date the release condition is satisfied, if and to the extent such delay is required in order to comply with Section 409A of the Internal Revenue Code (“Section 409A”). If severance is payable in installments, the first payment will include a catch-up payment equal to the salary continuations payments and COBRA reimbursement payments you would have received after the date of your termination and prior to the payment start date.”

2.The paragraph in the Offer Letter headed Section 409A Compliance is amended in its entirety to read as follows:

“Section 409A Compliance: It is intended that any amounts payable to you under this Offer Letter will be exempt from Section 409A. Nevertheless, if and to the extent that any such payment is deemed to be subject to Section 409A (a “Covered Payment”), then, for the purposes hereof and Section 409A, (i) each Covered Payment will be treated as a separate payment under Section 409A; (ii) the term “termination of employment” or words of like import shall be deemed to mean a “separation from service” within the meaning of Section 409A; (iii) if you are treated as a “specified employee” within the meaning of Section 409A when your employment terminates, then any Covered Payment that would otherwise be due within six months after such termination will be delayed until the first business day of the seventh month following the date of termination or, if earlier, the date of your death, to the extent such delay is required by Section 409A. On the delayed payment date, you (or, if applicable, your estate) will receive a catch-up payment equal to the aggregate amount of the Covered Payments that were delayed pursuant to the preceding sentence. Notwithstanding the foregoing, you will be solely responsible for, and the Company shall have no liability for or with respect to, any taxes, acceleration of taxes, interest or penalties arising under Section 409A.”

3.The Offer Letter shall remain in full force and effect in accordance with its original terms, except as modified by the above amendments.

If the foregoing comports with your understanding of our agreement, please indicate your acceptance by signing this letter in the space provided below and returning it to me.

Sincerely,

/s/ Mark Bonney

Mark Bonney
President & CEO

Accepted and Agreed to:

/s/ Adam Scheer	9/27/2016
Adam Scheer	Date Signed

EXHIBIT I
FORM OF RELEASE

I, Adam Scheer, in consideration of certain payments and benefits provided to me by MRV Communications, Inc. (together with its subsidiaries, the “Company”), do hereby release and forever discharge as of the date hereof the Company and its and their present and former directors, officers, agents, representatives, employees, attorneys, predecessors, successors and assigns of the Company (collectively, the “Released Parties”) to the extent provided below.

1.
I understand that any payments or benefits paid or granted to me represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not be entitled to receive or retain the payments and benefits specified in Sections 4, 5 or 6 of the Employment Agreement between me and the Company, dated to which this General Release is attached as an Exhibit (the “Agreement”), unless I execute and effectuate this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.
Except with respect to obligations to me under the Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (on behalf of myself, my spouse, my heirs, executors, administrators, agents and assigns, past and present) fully and forever release and discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, liens, contracts, covenants, suits, rights, obligations, expenses, judgments, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, orders and liabilities of whatever kind or nature, in law and in equity, in contract or in tort, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, vested or contingent, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; including the Massachusetts Fair Employment Law, the California Fair Employment and Housing Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the similar or equivalent laws of South Carolina or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (collectively, the “Claims”).

3.
It is a further condition of the consideration herein and is my intention in executing this Agreement that the same shall be effective as a bar as to each and every claim, demand and cause of action herein above specified and, in furtherance of this intention, I hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. SECTION 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

1.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

2.
IN SIGNING THIS GENERAL RELEASE, I ACKNOWLEDGE AND INTEND THAT IT SHALL BE EFFECTIVE AS A BAR TO EACH AND EVERY ONE OF THE CLAIMS, DEMANDS AND CAUSES OF ACTION HEREINABOVE MENTIONED OR IMPLIED. I EXPRESSLY CONSENT THAT THIS GENERAL RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH AND ALL OF ITS EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS (NOTWITHSTANDING ANY STATE STATUTE THAT EXPRESSLY LIMITS THE EFFECTIVENESS OF A GENERAL RELEASE OF UNKNOWN, UNSUSPECTED AND UNANTICIPATED CLAIMS), IF ANY, AS WELL AS THOSE RELATING TO ANY OTHER CLAIMS HEREINABOVE MENTIONED OR IMPLIED. I ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS GENERAL RELEASE AND THAT WITHOUT SUCH WAIVER THE COMPANY WOULD NOT HAVE AGREED TO THE TERMS OF THE AGREEMENT. I FURTHER AGREE THAT IN THE EVENT I SHOULD BRING A CLAIM SEEKING DAMAGES AGAINST THE COMPANY, OR IN THE EVENT I SHOULD SEEK TO RECOVER AGAINST THE COMPANY IN ANY CLAIM BROUGHT BY A GOVERNMENTAL AGENCY ON MY BEHALF, THIS GENERAL RELEASE SHALL SERVE AS A COMPLETE DEFENSE TO SUCH CLAIMS AS TO MY RIGHTS AND ENTITLEMENTS TO THE MAXIMUM EXTENT PERMITTED BY LAW. I FURTHER AGREE THAT I AM NOT AWARE OF ANY PENDING CHARGE OR COMPLAINT OF THE TYPE DESCRIBED IN SECTION 2 AS OF THE EXECUTION OF THIS GENERAL RELEASE.

3.
I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any other form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including right to file administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

4.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission or acknowledgment by the Company, any Released Party or myself of any improper or unlawful conduct.

5.
I agree that I will (a) not be entitled to receive or retain the amounts and benefits described in Sections 4, 5 or 6 of the Agreement and (b) to the maximum extent permitted by applicable law, immediately return to the Company all amounts and the value of any benefits received by me by pursuant to Sections 4, 5 or 6 of the Agreement, in each case, if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including but not limited to reasonable attorneys’ fees, and return all payments and the value of all benefits received by me pursuant to Sections 4, 5 and 6 of the Agreement.

6.
I agree and acknowledge that the provisions, conditions and negotiations of this General Release are confidential and agree not to disclose any information regarding the terms, conditions and negotiations of this General Release, nor transfer any copy of this General Release, communicate or disclose or otherwise refer or allude to the substance of this General Release to any person or entity, other than my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by applicable law, and I will instruct each of the foregoing not to disclose the same to anyone.

7.
Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity having authority over the Company.

8.
I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts. I understand that, to the extent permitted by its Certificate of Incorporation and By-laws and subject to applicable law, the Company will continue to indemnify, defend and hold me harmless from and against any claim, liability or expense (including reasonable attorneys’ fees) made against or incurred by me as a result of my employment with the Company or any subsidiary or other affiliate of the Company, including service as an officer or director of the Company or any subsidiary or other affiliate of the Company.

9.
I agree not to disparage the Company and its affiliates, its past and present investors, officers, directors, agents, employees, agents, services, products operations, prospects or other matters relating to the Company and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further represent that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, electronic or otherwise, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I have not retained any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

10.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

11.
Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.	This General Release shall be binding upon and inure to the benefit of each of the parties hereto and the heirs, executors, successors and assigns of each of the parties.

13.
This General Release shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required hereby.

14.
This General Release constitutes the entire agreement among the parties with respect to the subject matter of this General Release and supersedes any prior agreements and understandings with respect to such subject matter. This General Release may be changed, waived, modified or terminated only by a written instrument signed by both parties to this agreement.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)I HAVE READ IT CAREFULLY;

(ii)I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIS AGREEMENT;

(v)I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT;

(vi)I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE RECEIVED IN WRITING BY THE COMPANY BY THE END OF THE SEVENTH DAY AFTER THE DATE HEREOF, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF	,20

Adam Scheer